Exhibit 10.4

Letter of Intent for Project Cooperation

Agreement No.: [*]

Signed on: March 28, 2023

Signed at: [*]

This Letter of Intent for Project Cooperation (this “Letter of Intent”) is entered into as of the date last written below by and between [*]., a limited liability company duly organized and existing under the laws of the People’s Republic of China, with its registered address at [*] (“Party A” or ” [*]”); and Ewatt Robot Equipment Co., Ltd., a limited liability company duly organized and existing under the laws of the People’s Republic of China, with its registered address at [*] (“Party B” or “Ewatt Robot”).

After preliminary negotiation, the parties have reached the following cooperation intention on the cooperation matters of the 2023 Manipulator Centralized Procurement Project (the “Project”):

I.	The basic information of the Project that the parties intend to cooperate on is as follows:

Party B shall actively respond and provide support in terms of product price and technology. In the process of Party A following up the manipulator project business opportunities. In line with the vision of win-win cooperation, mutual benefit, complementary advantages and common development between the parties, a letter of intent for cooperation in the field of manipulator centralized procurement project has been reached. Starting from March 2023, Party A will purchase manipulator products at the relevant product prices in Annex I, and Party B will provide corresponding technical service support and perfect after-sales service to jointly complete the 2023 manipulator project.

II.	The parties will be responsible for the preliminary work of the Project, including:

Party A will undertake the following tasks:

1. Develop customer relationships, follow up on project opportunities, and output an overall solution based on project requirements;

2. Participate in project bidding: preparation of bidding documents (including quotations and solutions) and bid response;

3. Follow up on customer project signing and payment collection after project bidding is won.

Party B will undertake the following tasks:

1. Cooperate with Party A in project interaction and provide solutions;

2. Provide Party A with qualified manipulator products that meet the relevant technical requirements and provide corresponding pre-sales and after-sales services;

3. Provide the 2023 cooperative agreement manipulator sales price for the corresponding model;

4. The delivery quantity, delivery time and delivery place shall be subject to the provisions of the final contract signed by the parties.

III.	Based on the completion of the preliminary work agreed upon in Article II hereof by the parties, Party A shall use the quotation of third-party equipment and/or services provided by Party B that meets the bidding requirements and engineering service capabilities as a reference for project bidding quotation. If Party A wins the bid and needs to procure third-party equipment and/or services, Party B will be given priority consideration as a partner under the same conditions as long as it meets the bidding requirements.

IV.	This Letter of Intent is the basis for further cooperation between the parties in the future, but the parties agree that the signing of this Letter of Intent does not mean that Party A has issued a legally binding invitation to Party B. At the same time, this Letter of Intent does not create any agency or representative relationship, or any employer/employee relationship. The specific cooperation matters related to the Project shall be subject to the formal contract signed by the parties.

V.	Confidentiality and non-compete:

1. Whether or not the parties cooperate formally, the parties shall keep this Letter of Intent strictly confidential and neither party shall be entitled to use this Letter of Intent, the Project or the cooperation content by itself or disclose it to any third party without the prior written consent of the other party. If Party B violates the provisions of this clause, it shall pay Party A the liquidated damage of RMB 100,000.

2. Party B agrees that it shall not directly or indirectly utilize the opportunity to contact or trade with Party A and Party A’s customers, or utilize Party A’s business information or intellectual property, to engage in any unfair competition with Party A’s business by itself or to assist a third party, or to hinder or obstruct Party A’s potential or actual transactions with its customers, including, but not limited to, quoting Party A’s customers for similar services, trading with Party A’s customers, contacting Party A’s customers, or being informed by Party A’s customers that the services are provided by Party B. If Party B violates the provisions of this clause, it shall pay Party A the liquidated damages of the signing amount between Party A’s customers and Party B or the third party.

VI.	Each party shall bear the costs incurred by it in connection with its work under this Letter of Intent.

VII.	The establishment, validity, interpretation, performance, signing, amendment and termination of this Letter of Intent and the dispute resolution shall be governed by the laws of the People’s Republic of China, and the application of its conflict of laws rules shall be excluded. In case of any dispute arising from the signing of contracts or agreements between the parties, or the performance of the signed contracts or agreements, or other business matters, or other property rights disputes, the parties shall agree to settle them through negotiation. If the negotiation fails, the parties agree to submit to the people’s court of the place where the contract is signed for litigation.

VIII.	This Letter of Intent is executed in five originals, each of which shall bear the same legal effect.

IN WITNESS WHEREOF, this Letter of Intent has been executed by the duly authorized representatives of the parties.

Party A: [*]	Party B: Ewatt Robot Equipment Co., Ltd.

Seal: [*]	Seal: Ewatt Robot Equipment Co., [*]

Authorized Representative:	Authorized Representative:

[*]	[*]

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